Mail Stop 4561
      July 12, 2005

Mr. Paul E. Muellner
Chief Financial Officer
John Q. Hammons Hotels, Inc.
300 John Q. Hammons Parkway, Suite 900
Springfield, MO 65806

	RE:	John Q. Hammons Hotels, Inc.
		Form 10-K for the year ended December 31, 2004
      File No. 1-13486
      John Q. Hammons Hotels, LP
      Form 10-K for the year ended December 31, 2004
      File No. 033-73340


Dear Mr. Muellner:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




								Sincerely,


								Linda Van Doorn
Senior Assistant Chief Accountant